ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made February 25, 2008.

AMONG:

UNITY WIRELESS SYSTEMS CORPORATION. a company incorporated under the laws of the Province of British Columbia having an office at 7438 Fraser Park Drive, Burnaby, B.C. V5J 5B9

(the "Vendor")

AND:

MOVENTIS WIRELESS INC. a company incorporated under the laws of the Province of British Columbia having an office at 570 Ebury Drive, Delta, B.C. V3M 6M8

(the "Purchaser")

AND:

UNITY WIRELESS CORPORATION a corporation incorporated under the laws of the State of Delaware having an office at 7438 Fraser Park Drive, Burnaby, B.C. V5J 5B9

("UWS")

AND:

PTL ELECTRONICS LTD. a company incorporated under the laws of the Province of British Columbia having an office at 570 Ebury Drive, Delta, B.C. V3M 6M8

("PTL")

AND:

CELLETRA LTD., an Israel corporation  having an office at P.O Box 106, Tavor Building #1, Yoqne'am Ilit, 20692, Israel,  Tel: +972-73-7374700; Fax: +972-4-9592523

 (“Celletra”)

BACKGROUND

A.

The Vendor, UWS and Celletra are indebted to PTL in the approximate amount of US$5,228,141 as adjusted in Section 10.1 (d).

B.

The Vendor and Celletra are related companies of UWS;

C.

The Purchaser is a related company to PTL;

D.

The Vendor carries on the business of designing and manufacturing of wireless RF power amplifiers and RF integrated front ends for the telecommunication industry (the “Business”);

E.

In order to pay down certain of the indebtedness of the Vendor and Celletra owed to PTL, the Vendor has agreed to sell, and the Purchaser has agreed to purchase, subject to certain exceptions listed in this Agreement, certain property and assets of the Vendor used in the Business on the terms and subject to the conditions provided in this Agreement.

F.

The Vendor, Celletra and UWS also wish to satisfy the outstanding balance of the indebtedness owed to PTL as set out in this Agreement.

TERMS OF AGREEMENT

In consideration of the premises and the covenants, agreements, representations, warranties and payments contained in this Agreement, the parties agree with the others as follows:

PART 1

3/25/2008 1:38:42 PM

PURCHASE AND SALE OF ASSETS

1.1

Description of Assets

Upon the terms and subject to the conditions of this Agreement, the Vendor agrees to sell, assign and transfer to the Purchaser, and the Purchaser agrees to purchase from the Vendor, the following specific equipment from the Vendor:

(a)

all current and archive data and technology including all hardware, software, firmware, compilations and source codes and all associated documentation and files related to the following:

i.

filters;

ii.

duplexers;

iii.

integrated filters/LNA/duplexer combinations;

iv.

low noise amplifiers (LNA’s);

v.

high power amplifiers (HPA’s);

vi.

single and multi-carrier amplifiers;

vii.

integrated power amplifiers; and

viii.

frequency converter and translation products;

all as more specifically described in the Schedule of Inventory, Equipment and Furniture;

all as more specifically described in the Schedule of Inventory, Equipment and Furniture;  For greater certainty, the Assets shall not include TMA’s and TMA Accessories.

(a)

all inventory, equipment and furniture owned by the Vendor at its office located at 7438 Fraser Park Drive, Burnaby, British Columbia, including all equipment required to design, test, calibrate and manufacture for the Vendor's customers as specifically described in the Schedule of Inventory, Equipment and Furniture; Excluding: accounting, corporate and management material, files and computers.

(b)

the benefit of all unfilled purchase orders received by the Vendor in connection with the Business, and all other contracts, engagements or commitments, whether written or oral, to which the Vendor is entitled in connection with the Business, and in particular, without limitation, all right, title and interest of the Vendor in, to and under the material agreements and contracts described in the Schedule of Purchase Orders;

(c)

all right and interest of the Vendor to the registered and unregistered trademarks, trade or brand names, product names, copyrights, designs, patents, customer vendor numbers and other industrial or intellectual property used in connection with the Business (the "Intangible Property") described in the Schedule of Intellectual Property; and

(d)

the goodwill of the Business including a list of all customers of the Business and the right of the Purchaser to represent itself as carrying on the Business in continuation of and in succession to the Vendor (the "Goodwill");

all of which are collectively called the "Assets".

PART 2.

PURCHASE PRICE AND ROYALTIES

2.1

Purchase Price

The Vendor and the Purchaser agree that the purchase price for the Assets shall be US$3,000,000.00 (the “Purchase Price”).

2.2

Royalties

In addition to the Purchase Price, the Purchaser shall pay the Vendor a royalty fee of 5% on annual gross sales over US$4,000,000.00 generated by the Assets (the “Royalty”). Such Royalty shall be paid on an annual basis and shall be paid by the Purchaser to the Vendor within 90 days of the Purchaser’s fiscal year end and first applied and off-set against any unpaid debt outstanding to PTL, including but not limited to the retiring the Promissory Note referred to in Section 10.1(c) hereof. The Vendor shall be entitled to earn Royalties for a period of 3 years from the Closing Date.

2.3

Payment of Purchase Price.  The Purchase Price shall be paid and satisfied by way of an offset against the outstanding debt owed to PTL by the Vendor and Celletra or any related companies of the Vendor and guaranteed by UWS pursuant to a Set-Off Agreement prepared by the solicitor for the Purchaser.

(a)

PART 3.

REPRESENTATIONS AND WARRANTIES OF THE VENDOR AND UWS

The Vendor represents and warrants to the Purchaser as follows, with the intent that the Purchaser will rely on these representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement.

3.1

Capacity to Sell

The Vendor is a company duly incorporated, validly existing and in good standing under the law of the Province of British Columbia and has the power and capacity to own and dispose of the Assets and to carry on the Business as now being conducted by it, and to enter into this Agreement and carry out its terms to the full extent.

3.2

Authority to Sell

The execution and delivery of this Agreement and the completion of the transaction contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Vendor, and this Agreement constitutes a legal, valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms.

3.3

Sale Will Not Cause Default

Neither the execution and delivery of this Agreement nor the completion of the purchase and sale contemplated by this Agreement will:

(a)

violate any of the terms and provisions of the articles of the Vendor, or any order, decree, statute, by-law, regulation, covenant or restriction applicable to the Vendor or any of the Assets;

(b)

give any person the right to terminate, cancel or remove any of the Assets; or

(c)

result in any fees, duties, taxes, assessments or other amounts relating to any of the Assets becoming due or payable other than British Columbia Social Service Tax and Excise Tax payable by the Purchaser in connection with the purchase and sale.

3.4

Assets

The Vendor owns and possesses and has a good marketable title to the Assets and on the Closing Date the Assets will be free and clear of all mortgages, liens, charges, pledges, security interest, encumbrances and other claims and no person, firm or corporation has any agreement or option or any right capable of becoming an agreement which would permit any mortgages, liens, charges, pledges, security interests or encumbrance being registered against any of the Assets.

3.5

Litigation

There is no litigation or administrative or governmental proceeding or inquiry pending, or to the knowledge of the Vendor, threatened against or relating to any of the Assets being purchased in this Agreement, nor does the Vendor know of any reasonable basis for any such action, proceeding or inquiry.

3.6

Terms of Employment

The Vendor is not a party to any collective agreement relating to the Business with any labour union or other association of employees, and no part of the Business has been certified as a unit appropriate for collective bargaining. The Business has employees and group employee termination legislation would not apply to a termination of all employees at one time. Additionally, every employee may be dismissed on one year's notice or less, without further liability.

3.7

Material Contracts

The Schedule of Purchase Orders contains a true and correct listing of each written or oral contract for the sale of products or services by the Vendor and there are not contracts of the following types to be acquired or assumed by the Purchaser:

(a)

contracts or commitments out of the ordinary course of business;

(b)

contracts or commitments involving an obligation to pay in the aggregate $1,000 or more or of a duration greater than one year;

(c)

(d)

contracts or commitments affecting ownership of, or title to, or any interest in real estate or in personal property;

(e)

contracts or commitments in respect of the Intangible Property;

(f)

except as required by statute or regulation, contracts or commitments in respect of bonuses, incentive compensation, pensions, group insurance or employee welfare plans, all of which are fully funded as determined by an independent and reputable firm of actuaries employed by the Vendor;

(g)

employment contracts or commitments other than unwritten employment contracts of indefinite duration entered into in the ordinary course of the Business.

3.8

No Defaults

Except as otherwise expressly disclosed in this Agreement or in any Schedule to this Agreement there has not been any default in any obligation to be performed under any contract, each of which is in good standing and in full force and effect, unamended.

3.9

Accuracy of Representations

No certificate furnished by or on behalf of the Vendor or UWS to the Purchaser at closing in respect of the representations, warranties or covenants of the Vendor will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in the certificate not misleading.

3.10

Canadian Resident

The Vendor is not a non-resident of Canada within the meaning of the Income Tax Act.

PART 4.

COVENANTS OF THE VENDOR, CELLETRA AND UWS

4.1

Conduct of Business

Until closing, the Vendor shall conduct the Business diligently and only in the ordinary course and will use its best efforts to preserve the Assets intact and to preserve for the Purchaser its relationship with its suppliers, customers and others having business relations with it.

4.2

Procure Consents

The Vendor shall diligently take all reasonable steps required to obtain, before closing, all consents, if any are required, to the assignments of any contracts and any other of the Assets on a debt free, unencumbered basis.

4.3

Covenant of Indemnity

The Vendor, Celletra and UWS shall jointly and severally indemnify and hold harmless the Purchaser from and against:

(a)

any and all liabilities, whether accrued, absolute, contingent or otherwise, existing at closing and which are not agreed to be assumed by the Purchaser under this Agreement;

(b)

any and all damage or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfillment of any covenant on the part of the Vendor or UWS under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Purchaser under this Agreement; and

(c)

any and all claims, actions, suits, demands, costs and legal and other expenses I incident to any of the foregoing.

Notwithstanding anything herein to the contrary, the cumulative liability of the Vendor, Celletra and UWS under this section 4.3 shall not exceed the principal amount of the promissory note.

4.4

Termination of Employees

At closing the Vendor shall terminate the employment of all employees to whom the Purchaser has made an offer of employment under section 6.1, and the Vendor and UWS shall jointly and severally indemnify and save harmless the Purchaser from and against all claims by any such employee for wages, salaries, bonuses, pension or other benefits, severance pay, notice or pay in lieu of notice and holiday pay in respect of any period before closing.

4.5

Manufacturing Services Agreement

The Vendor, Celletra and UWS will enter into a manufacturing services agreement with the basic terms as set out in the Schedule of Manufacturing Services Agreement whereby the Vendor, Celletra and UWS and any related companies will, for a period of 24 months or until such time as the outstanding balance owed to PTL is paid in full, whichever is less, designate PTL or another Moventis-owned electronics manufacturing company, at Moventis’ discretion, as their exclusive manufacturer of printed circuit board assembly products manufactured by the Vendor, Celletra, UWS or any related companies.

PART 5.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Vendor as follows, with the intent that the Vendor will rely on these representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement.

5.1

Status of Purchaser

The Purchaser is a company duly incorporated, validly existing and in good standing under the laws of the Province of British Columbia with respect to the filing of annual returns, has the power and capacity to enter into this Agreement and carry out its terms.

5.2

Authority to Purchase

The execution and delivery of this Agreement and the completion of the transaction contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms except as limited by laws of general application affecting the rights of creditors.

PART 6.

COVENANTS OF THE PURCHASER

6.1

Offer Employment

The Purchaser covenants with the Vendor to offer employment at closing on terms and conditions then in effect to certain key employees of the Vendor as set out in the Schedule of Key Employees.

6.2

Social Services Tax, Goods and Services Tax and the Income Tax Act

The Purchaser will be liable for and shall pay all provincial sales taxes and registration charges and transfer fees properly payable upon and in connection with the sale and transfer of the Assets by the Vendor to the Purchaser. At closing, each of the Purchaser and the Vendor shall make the elections provided for by s. 167 of the Excise Tax Act.

PART 7.

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1

Representations, Warranties and Covenants of the Vendor and UWS

All representations, warranties, covenants and agreements made by the Vendor or UWS in this Agreement or under this Agreement shall, unless otherwise expressly stated, survive closing and any investigation at any time made by or on behalf of the Purchaser, and shall continue in full force and effect for the benefit of the Purchaser for a period of 36 months after the Closing Date.

7.2

Representations, Warranties and Covenants of the Purchaser

All representations, warranties, covenants and agreements made by the Purchaser in this Agreement or under this Agreement shall, unless otherwise expressly stated, survive closing and any investigation at any time made by or on behalf of the Vendor, and shall continue in full force and effect for the benefit of the Vendor for a period of 36 months after the Closing Date.

PART 8.

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER

All obligations of the Purchaser under this Agreement are subject to the fulfillment on or before the Closing Date of the following conditions:

8.1

Representations and Warranties of the Vendor, Celletra and UWS

The representations and warranties of the Vendor, Celletra and UWS contained in this Agreement and in any certificate or document delivered under this Agreement or in connection with the transactions contemplated by this Agreement will be true at and as of closing as if such representations and warranties were made at and as of such time.

8.2

Covenants of the Vendor, Celletra and UWS

The Vendor and UWS will have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them before or at closing.

8.3

Certificate of the Vendor, Celletra and UWS

The Vendor and UWS will each have delivered to the Purchaser a certificate by the Vendor and UWS, dated the time of closing, certifying in such detail as the Purchaser may specify to the fulfillment of the conditions set forth in sections 8.1 and 8.2.

8.4

Consents

The Purchaser will have received duly executed copies of the consents or approvals referred to in section 5.2.

8.5

Due Diligence

The Purchaser being satisfied, in its sole discretion, with the results of its due diligence investigation of the Vendor and UWS which shall include but not be limited to investigation with respect to the assets, the inventory, the purchase orders being assumed and the intellectual property.

8.6

Key Employees

The Purchaser will have entered into agreements with the key employees listed in the Schedule of Key Employees on terms satisfactory to the Purchaser in its sole discretion.

8.7

Board of Directors Approval

On or before February 29, 2008, the Board of Directors of the Purchaser and PTL shall have passed resolutions authorizing the entering into of this Agreement.

8.8

Releases

The Purchaser will have been provided with full and unconditional releases of all parties who have a security interest in the Assets or who may have a right to the Assets, in a form as attached in Schedule of Releases.

The foregoing conditions are for the exclusive benefit of the Purchaser and any such condition may be waived in whole or in part by the Purchaser at or before closing by delivering to the Vendor a written waiver to that effect signed by the Purchaser.

PART 9.

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE VENDOR

All objections of the Vendor under this Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions:

9.1

Purchaser's Representations and Warranties

The Purchaser's representations and warranties contained in this Agreement will be true at and as of closing as though such representations and warranties were made as of such time.

9.2

Board of Directors Approval

On or before February 29, 2008, the Board of Directors of the Vendor, Celletra and UWS shall have passed resolutions authorizing the entering into of this Agreement.

The foregoing conditions is for the exclusive benefit of the Vendor and any such condition may be waived in whole or part by the Vendor at or before closing by delivering to the Purchaser a written waiver to that effect signed by the Vendor.

PART 10

REPAYMENT OF BALANCE OF INDEBTEDNESS

10.1

Balance of Indebtedness to PTL

The Vendor, Celletra and UWS agree that after the sale of Assets contemplated herein there will be the sum of $2,228,141 as adjusted in Section 10.1 (d) below owing to PTL. This balance of this remaining debt shall be paid as follows:

(a)

UWS will issue favour of PTL, or another nominee designated by Moventis, approximately 12,000,000 common shares (the “Shares”) of UWS for  consideration of portion of the balance owed and additional interest charges and costs incurred by the Buyer.  UWS will provide the Purchaser with a piggyback registration rights agreement in a form acceptable to the Purchaser.

(c)

by UWS, Celletra and the Vendor issuing a joint and several promissory note in favour of PTL, in the form attached in the Schedule of Promissory Note, in the outstanding amount of   US$1,878,141 (as adjusted in Section 10.1 (d) below) for a term of 24 months, with interest payable at the rate of 10% per annum and monthly payments of US$20,000 for the first 12 months commencing on May 15, 2008 and then payments of US$50,000 per month for the next ensuing 11 months with a final payment for the balance due and payable at the end of the 24th month as provided in the Amortization Schedule attached as Schedule G to this Agreement;;

(d)

UWS, Celletra and the Vendor each acknowledge and agree that the amount of the promissory note, being US$1,878,141, is based on a current estimate of their indebtedness to PTL and based on orders and products sent by PTL to UWS, Celletra and the Vendor.

(e)

as security for the balance owing, the Vendor shall enter into a general security agreement with PTL, to be prepared by the solicitors for PTL, granting it a security interest in all of the Vendor's present and after-acquired personal property, which security interest will be at all times subordinate to existing security interests who currently have or may have a security interest in any of Unity’s or Unity’s subsidiary assets for any transaction without the need to receive written or any consent from Purchaser;

(f)

in the event that the Vendor, UWS or any related companies complete any equity or debt financing, then the lesser of 20% of such financing or the balance owing to PTL shall be paid to PTL to satisfy the outstanding indebtedness owing to PTL.

PART 11.

CLOSING

11.1

Time of Closing

Subject to the terms and conditions of this Agreement, the purchase and sale of the Assets will be completed at a closing to be held at 11:00 a.m., local time in Vancouver, on March 15, 2008 or at such other time and date agreed upon in writing between the parties (the "Closing Date").

11.2

Place of Closing

The closing will take place at the offices of the Purchaser's solicitors, Waterstone Law Group LLP, 304-20338 65th Avenue, Langley, British Columbia.

11.3

Documents to be Delivered by the Vendor

At the closing the Vendor, Celletra and UWS will deliver or cause to be delivered to the Purchaser:

(a)

all deeds of conveyance, bills of sale, transfer and assignments, in form and content satisfactory to the Purchaser's counsel, appropriate to effectively vest a good and marketable title to the Assets in the Purchaser to the extent contemplated by this Agreement;

(b)

all consents or approvals obtained by the Vendor, Celletra and UWS for the purpose of validly assigning any of the Assets where such consents or approvals are required;

(c)

(d)

possession of the Assets;

(e)

the certificate of the Vendor, Celletra and UWS to be given under section 8.3;

(f)

the elections under s. 167 of the Excise Tax Act;

(g)

duly executed releases of, or evidence to the reasonable satisfaction of the Purchaser as to the discharge of any and all liabilities which the Purchaser has not agreed to assume and which may be enforceable against any of the Assets being purchased under this Agreement;

(h)

certified copies of those resolutions of the directors of the Vendor and UWS required to be passed to authorize the execution, delivery and implementation of this Agreement and of all documents to be delivered by the Vendor under this Agreement;

(i)

a validly executed Set-Off Agreement;

(j)

a manufacturing services agreement containing the basis terms set out in the Schedule of Manufacturing Services Agreement;

(k)

a restrictive covenant agreement in the form attached as the Schedule of Restrictive Covenant;

(l)

share certificates representing the issuance of the 12,000,000 common shares of UWS;

(m)

the promissory note for the balance of the indebtedness owed to PTL;

(n)

the releases contemplated in section 8.9; and

(o)

the general security agreement to secure the balance of indebtedness owed to PTL.

11.4

Documents to be Delivered by the Purchaser

At the closing the Purchaser will deliver or cause to be delivered:

(a)

the elections under s. 167 of the Excise Tax Act; and

(b)

a validly executed Set-Off Agreement.

PART 12.

GENERAL

12.1

Risk of Loss

From the date of this Agreement to the Closing Date, the Assets will be and remain at the risk of the Vendor and UWS. If any of the Assets are lost, damaged or destroyed before closing, the Purchaser may, in lieu of terminating this Agreement under Part 9, elect by notice in writing to the Vendor and UWS to complete the purchase to the extent possible without reduction of the purchase price, in which event all proceeds of any insurance or compensation in respect of such loss, damage or destruction will be payable to the Purchaser and all right and claim of the Vendor to any such amounts not paid by the Closing Date will be assigned to the Purchaser.

12.2

RMA and Work-In-Progress

As part of the assets being sold under this transaction, the Vendor is selling the assets and equipment of the Returned Merchandise Authorization (RMA’s) from customers and any billings or receivables that may be derived from the completion of RMA’s by the Purchaser. The Purchaser shall have no obligation to deliver RMA products in the event the Vendor has been paid for the finished product or the product is being returned to the Purchaser under Warranty with the Vendor. The Vendor shall indemnify and hold the Purchase harmless for any costs or obligations from product warranty or RMA’s for product delivered to customers prior to Closing, and shall reimburse the Purchaser for any costs associated with RMA’s under warranty with the Vendor. The Vendor will be charged at the agreed labor rate of US$50 per hour plus actual cost of any materials. Purchaser shell acknowledge the Vendor ahead of time on RMA units and the Vendor  will confirm if these RMA’s are within the warranty period prior to any work on these units done.

12.3

Further Assurances

The parties will execute such further and other documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement.

12.4

Notice

All notices required or permitted to be given under this Agreement will be in writing and personally delivered to the address of the intended recipient set forth on the first page of this Agreement or at such other address as may from time to time be notified by any of the parties in the manner provided in this Agreement.

12.5

Entire Agreement

This Agreement constitutes the entire agreement between the parties and there are no representations or warranties, express or implied, statutory or otherwise and no collateral agreements other than as expressly set forth or referred to in this Agreement.

12.6

Time of the Essence

Time will be the essence of this Agreement.

12.7

Applicable Law

This Agreement will be governed by and interpreted in accordance with the laws of British Columbia.

12.8

Successors and Assigns

This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and assigns. The Purchaser shall have the right to assign its interest in this agreement to a company controlled by the Purchaser.

12.9

Headings

The headings appearing in this Agreement are inserted for convenience of reference only and will not affect the interpretation of this Agreement.

AS EVIDENCE OF THEIR AGREEMENT the parties have executed this Agreement as of the day and year first above written.

Unity Wireless Systems, Inc.

Unity Wireless Corporation

Per:

Per:

Per:

     ___________________

     ____________________

     Authorized Signatory

     Authorized Signatory

Celletra Ltd.

Per:

     ___________________

     Authorized Signatory

Moventis Wireless Inc.

PTL Electronics Ltd.

Per:

Per:

     ___________________

     ____________________

     Authorized Signatory

     Authorized Signatory

“SCHEDULE A”

INVENTORY, EQUIPMENT AND FURNITURE

Not Included

“SCHEDULE  B”

MANUFACTURING SERVICES AGREEMENT

Not Included

“SCHEDULE  C”

INTELLECTUAL PROPERTY

“Schedule C”

See Section 1.1

“SCHEDULE  D”

KEY EMPLOYEES

Not Included

“SCHEDULE  E”

RESTRICTIVE COVENANT

[TO BE PROVIDED]

 “SCHEDULE F”

PROMISSORY NOTE

BORROWER:

UNITY WIRELESS SYSTEMS CORPORATION. a company incorporated under the laws of the Province of British Columbia having an office at 7438 Fraser Park Drive, Burnaby, B.C. V5J 5B9

UNITY WIRELESS CORPORATION a corporation incorporated under the laws of the State of Delaware having an office at 7438 Fraser Park Drive, Burnaby, B.C. V5J 5B9

CELLETRA LTD., an Israel corporation  having an office at P.O Box 106, Tavor Building #1, Yoqne'am Ilit, 20692, Israel,  Tel: +972-73-7374700; Fax: +972-4-9592523

(together, the “Borrower”)

LENDER:

PTL ELECTRONICS LTD. a company incorporated under the laws of the Province of British Columbia having an office at 570 Ebury Drive, Delta, B.C. V3M 6M8

(the “Lender”)

AMOUNT:

U.S. $1,878,141.00

DATE:

February 25, 2008

IN CONSIDERATION of $1,878,141.00 being advanced by the Lender to the Borrower, the Borrower promises to pay to the Lender, at 570 Ebury Drive, Delta, B.C. V3M 6M8 or at such other address as the Lender may direct the Borrower in writing, the principal sum of ONE MILLION EIGHT HUNDRED AND SEVENTY-EIGHT THOUSAND ONE HUNDRED AND FORTY ONE DOLLARS ($1,878,141.00) in lawful money of the United States (hereinafter the “Principal Sum”) together with interest at the Interest Rate (as hereinafter defined) by way of monthly payments of $20,000 per month for the first twelve months and monthly payments of $50,000 for the next ensuing eleven months with the final payment for the balance owing plus all applicable interest being paid on April 15, 2010 all in accordance with the amortization schedule attached as Schedule A hereto.  Any monthly installment payments that are not paid on or before the due date will accrue interest at the Interest Rate on the amount of the unpaid monthly installment payment.

For the purpose hereof, the Interest Rate means nine per cent (10%) per annum.  Interest at the Interest Rate will be calculated daily not in advance and will be included with the monthly installment payment.

The Borrower acknowledges and agrees that the Principal Sum is the balance owing to the Lender after the sale of certain assets pursuant to an Agreement dated the 22nd day of February, 2008. The Borrower further acknowledges and agrees that the Principal Sum may be adjusted in accordance with section 10.1(d) of such Agreement.

The Borrower acknowledges and agrees that in the event it completes any equity or debt financing, the Borrower shall pay to the Lender an amount equivalent to not less than 20% of the gross proceeds from such financing as a prepayment against the principal amount owning under this Promissory Note. Such payment shall be made within 7 days of completion of such funding, and shall be in addition to scheduled monthly payments.

If any of the events specified in this section shall occur (an “Event of Default”), the Lender may, so long as such condition exists, declare the outstanding principal amount and accrued but unpaid interest immediately due and payable, by notice in writing to the Borrower after providing the Borrower 30 days to correct such condition:

(a)

The institution of proceedings to be adjudicated as bankrupt or insolvent, the filing of a petition or answer or consent seeking reorganization or release under the Bankruptcy and Insolvency Act, or any other applicable law, the appointment of a receiver, liquidator or trustee, an assignment for the benefit of creditors, or the taking of corporate action by the Borrower in furtherance of any such action;

(b)

If, within 60 days after the commencement of an action against the Borrower (and service of process on the Borrower) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Borrower or all orders or proceedings thereunder affecting the operations or the business of the Borrower stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within 60 days after the appointment without the consent or acquiescence of the Borrower of any trustee, receiver or liquidator of the Borrower, such appointment shall not have been vacated;

(c)

Any declared default of the Borrower under any indebtedness that gives the holder the right to accelerate such indebtedness, and such indebtedness is in fact accelerated by the holder; or

(d)

Failure to pay a monthly installment payment within 30 days of its due date.

Upon Default, at the option of the Lender, the entire indebtedness evidenced hereby shall become immediately due and payable.  Failure to exercise the rights or remedies available to the Lender of this Promissory Note shall not waive the right to exercise them in the event of any subsequent Default.

The Borrower shall have the right, without the consent of the Lender, to prepay in whole or in part, at any time and from time to time, all or any of the amounts due hereunder without bonus or penalty.

The Borrower hereby waives demand, notice of dishonor and presentment for payment, protest and notice of protest of this promissory note.

In the event of any Default on this Promissory Note, or in the event that any dispute arises relating to the interpretation, enforcement or performance of this Promissory Note, the Lender shall be entitled to collect from the undersigned on demand all fees and expenses incurred in connection therewith, including but not limited to lawyers fees, and including but not limited to all such costs and expenses incurred in connection with bankruptcy or other insolvency proceedings of the Borrower, any other party having any liability for any portion of this Promissory Note, or in any post-judgment collection proceedings.

All of obligations of the parties comprising the Borrower shall be the joint and several obligation of each of the parties.

This Promissory Note shall be governed by the laws of the Province of British Columbia without regarding to principles of conflicts of laws and the exclusive jurisdiction for the resolution of all disputes arising out of or relating to the terms of this Promissory Note shall be the Province of British Columbia.

This Promissory Note will be subordinate to any existing security interests who currently have or may have a security interest in any of Unity’s or Celletra’s assets for any transaction without the need to receive written consent from Purchaser;

SIGNED, SEALED AND DELIVERED as of February 25, 2008.

Unity Wireless Systems Corporation

Unity Wireless Corporation

Per:

Per:

Per:

     ___________________

     ____________________

     Authorized Signatory

     Authorized Signatory

Celletra Ltd.

PTL  Electronics Ltd.

Per:

Per:

     ___________________

    _____________________

     Authorized Signatory

     Authorized Signatory

“SCHEDULE G”

LOAN AMORTIZATION SCHEDULE

Not Included

“SCHEDULE H”

SCHEDULE OF PURCHASE ORDERS

Not Included